Exhibit 10.4

October 26, 2015

Mr. Kenneth Martindale

President & COO

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

RE:                           Agreement dated as of December 3, 2008 by and between Rite Aid Corporation (the “Company”) and Kenneth Martindale (the “Executive”), as amended from time to time (the “Agreement”)

Dear Ken:

On June 20, 2013, the Board of Directors elected you to the position of President of the Company. Accordingly, Section 2.1 of the Agreement is hereby updated by deleting the term “Senior Executive Vice President” and replacing it with the term “President” in the first sentence of said Section 2.1. Further, you shall report solely to the Chief Executive Officer and/or the Board of Directors of the Company. Additionally, Section 3.1 of the Agreement is hereby updated by deleting the term “$600,000” and replacing it with the term “$900,000” in the first sentence of said Section 3.1.

In consideration of your appointment and of other good and valuable consideration, the receipt of which is acknowledged:

1.                                      Section 3.2 of the Agreement (“Annual Performance Bonus”) is hereby deleted in its entirety and replaced with the following provision:

Annual Performance Bonus. The Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board or Compensation Committee from time to time. For the current fiscal year (Fiscal Year 2016), Executive’s annual bonus opportunity pursuant to such plan shall be equal to one hundred fifty percent (150%) (the “Annual Target Bonus”) of the annualized Base Salary. For subsequent fiscal years, the Annual Target Bonus may be adjusted (however in no event shall it be less than one hundred fifty percent (150%)) and shall be based upon the Board approved plan for that year.

2.                                      Section 5.7 of the Agreement (“Excise Tax Gross-Up”) is hereby deleted in its entirety and replaced with the following provision:

Change in Control Best Payments Determination. Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code (the “Excise Tax”), then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than he would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which the Employee may receive without becoming subject to the Excise Tax. For purposes of this Section 5.7, the determination of whichever amount is greater on an after-tax basis shall be (x) based on maximum federal, state and local income and employment tax rates and the Excise Tax that would be imposed on Executive and (y) made at the Company’s expense by independent accountants selected by the Company and Executive (which may be the Company’s income tax return preparers if Executive so agrees) which determination shall be binding on both Executive and the Company. Any such reduction as may apply under this Section 5 7 shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

If you are in agreement with the changes described in the above paragraphs, please sign both copies of this letter below where indicated, returning one copy to me and retaining one copy for your records.

Sincerely,

Rite Aid Corporation

	By:	/s/ James Comitale
		Name:	James Comitale
		Title:	SVP and General Counsel

Agreed:

/s/ Kenneth Martindale
Kenneth Martindale